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                                                                    EXHIBIT 23.1







                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Fotoball USA, Inc.



We consent to the incorporation by reference in the registration statement (No. 333-04549 and No. 333-59669) on Form S-8 of Fotoball USA, Inc. of our report dated February 1, 2002 with respect to the balance sheet of Fotoball USA, Inc. as of December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for the year then ended and the supplemental data, which report appears in the December 31, 2002 annual report on Form 10-K of Fotoball USA, Inc.




/s/Good Swartz Brown & Berns LLP
--------------------------------
Good Swartz Brown & Berns LLP


Los Angeles, California
March 24, 2003